Exhibit 99.1

HUDSON TECHNOLOGIES ANNOUNCES DEFINITIVE AMENDMENTS TO CREDIT FACILITIES; ACHIEVES $35M IN CASH FLOW FROM OPERATIONS FOR FIRST NINE MONTHS OF 2018 WITH $45M IN EXCESS LIQUIDITY

-   Amended Credit Facilities Provide Financial Flexibility to Support Corporate Objectives -

PEARL RIVER, NY – November 30, 2018 – Hudson Technologies, Inc. (NASDAQ: HDSN) today announced that it has entered into definitive amendments to its term loan and revolving loan credit facilities. These amendments have been implemented pursuant to a Waiver and Third Amendment to its Term Loan Credit and Security Agreement (the “Third Amendment”) as well as a Second Amendment to its Amended and Restated Revolving Credit and Security Agreement (the “Second Revolver Amendment”).

Kevin Zugibe, Chairman and CEO of Hudson Technologies, stated, “We are pleased to have successfully amended our credit facilities and appreciate the support of our lending partners as well as the patience of our shareholders as we finalized these agreements. In the first nine months of 2018 we drove strong cash flow from operations of $35 million and reduced our debt by $37 million. These definitive amendments with our lenders provide amended covenants that give us the financial flexibility and liquidity to drive our operating performance and support our long-term corporate objectives as we look toward the 2019 selling season and beyond.”

The Third Amendment superseded interim waivers and amended the Term Loan Credit and Security Agreement dated October 10, 2017 to reset the maximum total leverage ratio financial covenant through December 31, 2019 with no further amendment fee.

The Second Revolver Amendment amends the Amended and Restated Revolving Credit and Security Agreement dated October 10, 2017 to replace the existing fixed charge coverage ratio through June 30, 2019 with an EBITDA covenant. The minimum fixed charge coverage ratio of 1.00:1.00 will recommence with the quarter ending September 30, 2019. The Second Revolver Amendment also increases the applicable interest rate margin to 3% for Eurodollar Rate Loans and 2% for Domestic Rate Loans through September 30, 2019, with applicable margins thereafter of between 2.5% and 3% for Eurodollar Rate Loans and 1.5% and 2% for Domestic Rate Loans based on the applicable fixed charge coverage ratio.

Additional details regarding the Third Amendment and the Second Revolver Amendment can be found in the Form 8-K to be filed with the Securities and Exchange Commission.

Timing of 10-Q Filing

Given the completion of the credit facility amendments described herein, the Company expects to file its Form 10-Q for the period ended June 30, 2018, together with its Form 10-Q for the period ended September 30, 2018 no later than Monday December 3, 2018. Hudson anticipates that it will host a conference call to discuss its 2018 third quarter and nine month results after the market close on Wednesday, December 5, 2018. Call details will be announced shortly.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, risks associated with the Company’s joint ventures which include the ability of the parties to perform their obligations under the joint venture agreements, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the joint ventures may seek to conduct business, the Company’s ability to successfully integrate ASPEN Refrigerants, Inc, (formerly Airgas-Refrigerants, Inc.) and any other assets it acquires from third parties into its operations, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2017 and other subsequent periodic reports filed with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	Brian F. Coleman, President & COO
IMS Investor Relations	Hudson Technologies, Inc.
(203) 972-9200	(845) 735-6000
jnesbett@institutionalms.com	bcoleman@hudsontech.com